Exhibit 4.1

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of March 2, 2012 among Universal American Corp., a Delaware corporation (the “Company”), and the other parties named on the signature pages hereto (or which become a party to this Agreement after the date hereof pursuant to the terms hereof) (each, a “Holder” and, collectively, the “Holders”).

WHEREAS, the Company is entering into this Agreement as contemplated by that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of January 11, 2012, by and among the Company, APS Merger Sub, Inc., a Delaware corporation, Partners Healthcare Solutions, Inc., a Delaware corporation (“APS”), and Partners Healthcare Solutions Holdings, L.P., a Delaware limited partnership (the “Initial Holder”), pursuant to which the Company agreed to acquire all of the issued and outstanding capital stock of APS and, as consideration therefor, agreed to issue to the Initial Holder, shares of Common Stock (as defined herein).

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.  For purposes of this Agreement, the Company shall not be considered an Affiliate of any Initial Holder.  In addition, for purposes of the definition of “Registrable Securities” hereunder, the Affiliates of an Initial Holder shall be deemed to include one or more funds or other investment vehicles under common management with such Initial Holder.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City and/or the SEC are authorized by law to close.

“Common Stock” means the Company’s authorized shares of voting common stock, par value $0.01 per share.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof and any self-regulatory agency, including any national stock exchange.

“Registrable Securities” means (i) all shares of Common Stock owned by the Initial Holder and its Affiliates as of the date of this Agreement, (ii) any and all shares of Common Stock issued or issuable to (x) the Initial Holder or its Affiliates on, and from and after, the date of this Agreement pursuant to the Merger Agreement and/or (y) to any member of the Board of Directors of the Company designated by the Initial Holder for nomination (whether directly or indirectly pursuant to the exercise of options, warrants or rights), and (iii) any securities issued or issuable directly or indirectly with respect to such shares described in clause (i) or (ii) by way of a stock dividend, split, or other division of securities, or in connection with a combination or reclassification of securities, or in connection with a recapitalization, merger, consolidation, share exchange or other reorganization of the Company.  As to any particular Registrable Securities, such Registrable Securities shall cease to be Registrable Securities (A) when they have been sold pursuant to a registration statement that was filed with the SEC and declared effective under the Securities Act, (B) when they have been sold to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act, (C) on the date (such date, the “144 Date”) that is the later of (i) the date on which such Registrable Securities are eligible for sale to the public by the holder thereof, without limitation as to manner of sale or volume, pursuant to Rule 144 under the Securities Act and (ii) the date that is the first anniversary of the expiration of the right of GTCR Fund IX/A, L.P. to designate the APSLP Designee (as defined in that certain letter agreement, dated as of the date hereof, by and between the Initial Holder and the Company, as same may be amended from time to time) for nomination by the Company to the Company’s board of directors, (D) when they have been sold in a private transaction in which the transferor’s registration rights under this Agreement with respect to such securities were not assigned to the transferee of such securities, or (E) when they ceased to be outstanding. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities pursuant to the exercise of options, warrants or rights to acquire Registrable Securities, whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration of securities, or marketing of securities in a public offering, including all (i) registration and filing fees, and all fees and expenses payable in connection with the listing of securities on any securities exchange or quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties and the expenses of any annual audit or quarterly review), (vi) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses associated with the delivery by independent certified public accountants of any comfort letters to be provided pursuant to Article 2 hereof), (vii) fees and expenses of any special experts retained by the Company in connection with such registration, (viii) the reasonable and documented fees and out-of-pocket expenses of one firm of counsel to the Holders participating in the offering selected by the Holders holding the majority of the Registrable Securities to be sold for the account of all Holders in the offering, and (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter” or other independent appraiser participating in any offering pursuant to the Bylaws of FINRA, including the fees and expenses of any counsel thereto; provided, however, that any (a) underwriting fees, discounts and commissions attributable to the sale of Registrable Securities shall not be “Registration Expenses” hereunder, (b) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (c) transfer agents’, registrars’, stock custodians’ and fees and expenses of any securities depositary, such as the Depositary Trust Company, (d) expenses relating to any analyst or investor presentations or roadshow undertaken pursuant to Article 2 hereof in connection with the registration, marketing or selling of Registrable Securities  and (e) other than the fees and out-of-pocket expenses described in clause (viii) of this definition, fees and expenses of legal counsel to the Holders shall not be “Registration Expenses” and shall be borne by the Holders participating in the offering to which such expenses are attributable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

Other Definitional and Interpretive Matters.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  The table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Unless the context shall require otherwise, any contracts, documents, instruments or any federal, state, local or foreign statutes or laws (“Laws”) defined or referred to in this Agreement shall be deemed to mean or refer to such contract, document, instrument or Law as from time to time amended, modified or supplemented, including (a) in the case of contracts, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes.  Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

TABLE OF DEFINITIONS

Agreement	1
APS	1
Company	1
Damages	15
Demand Maximum Offering Size	7
Demand Registration	5
Holder	1
Holders	1
Indemnified Party	16
Indemnifying Party	16
Initial Holder	1
Inspectors	13
Laws	4
Merger Agreement	1
Piggyback Maximum Offering Size	9
Piggyback Registration	8
Piggyback Sales Price Range	10
Records	13
Registering Holders	5
Requesting Holders	5
Shelf Registration	10

ARTICLE II

REGISTRATION RIGHTS

2.01        Demand Registration.

(a)           If at any time or from time to time the Company shall receive a written request from (x) a Holder or Holders holding more than 50% of the then outstanding Registrable Securities or (y) any Initial Holder (such requesting Person(s), the “Requesting Holders”), that the Company effect the registration under the Securities Act of all or any portion of such Requesting Holders’ Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested registration (each such request, a “Demand Registration”) at least 21 days prior to the anticipated filing date of the registration statement relating to such Demand Registration to the other Holders, and the Company shall effect (subject to the limitations set forth in Sections 2.01(e) hereof), as expeditiously as possible, the registration under the Securities Act of:

(i)            all Registrable Securities for which the Requesting Holders have requested registration under this Section 2.01, or

(ii)           all other Registrable Securities that any other Holders (all such Holders, together with the Requesting Holders, the “Registering Holders”) have requested the Company to register by request received by the Company within 14 days after such Holders receive the Company’s notice of the Demand Registration, all to the extent necessary to permit the disposition (in accordance with the intended methods of disposition specified in such request) of the Registrable Securities so to be registered; provided that no Person may participate in any registration statement pursuant to this Section 2.01(a) for an underwritten offering unless such Person agrees to sell its Registrable Securities to the underwriters selected as provided in Section 2.06(f) on the same terms and conditions as apply to the Requesting Holders (including pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter; provided that no Holder will be required to sell upon exercise of the over-allotment option more than the proportionate amount of Registrable Securities that such Holder has requested the Company to include in such offering) and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, however, that no such Registering Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Person’s ownership of its Registrable Securities to be transferred free and clear of all liens, claims and encumbrances, (ii) such Person’s power and authority to effect such transfer, and (iii) such matters as may be reasonably requested pertaining to such Person’s compliance with securities laws; provided, further, however, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling Registrable Securities, and the liability of each such Person shall be in proportion thereto; and provided, further, that such liability shall be limited to the net amount received by such Person from the sale of its Registrable Securities pursuant to such offering;

provided that, subject to Section 2.01(d) hereof, the Company shall not be obligated to:

(A)          effect any Demand Registration pursuant to clauses (x) and (y) of the first paragraph of this Section 2.01(a) unless the aggregate gross proceeds expected to be received from the sale of the Registrable Securities requested to be included by all Registering Holders in such Demand

Registration are at least $40 million (prior to deducting underwriting discounts and commissions);

(B)          effect more than one Demand Registration per Holder pursuant to clause (x) of the first paragraph of this Section 2.01(a) or effect more than two Demand Registrations in the aggregate pursuant to clause (y) of the first paragraph of this Section 2.01(a);

(C)          effect a Demand Registration within 180 days of any registration effected pursuant to Article II hereof.

(b)           Promptly after the expiration of the 14-day period referred to in Section 2.01(a)(ii) hereof, the Company will notify all Registering Holders of the identities of the other Registering Holders and the number of shares of Registrable Securities requested to be registered.  Any Demand Registration may be revoked by the Holders of Registrable Securities who requested such Demand Registration at any time prior to any time of sale by providing a notice to the Company; provided that, unless such Demand Registration is revoked by such Holders of Registrable Securities prior to the time it has become effective as a result of the disclosure of information concerning the Company that is materially adverse to the Company or the trading price of the Common Stock (which disclosure is made by the Company after the date that such registration is requested pursuant to Section 2.01(a)), such request for Demand Registration shall be counted for purposes of determining the number of Demand Registrations to which such Registering Holders are entitled to pursuant to this Section 2.01 unless such Registering Holders pay in full all Registration Expenses relating to such Demand Registration.

(c)           The Company shall be liable for and pay all Registration Expenses in connection with each Demand Registration, regardless of whether such registration is effected.

(d)           A Demand Registration shall not be deemed to have occurred:

(i)            unless (A) the registration statement relating thereto shall have become effective under the Securities Act and shall have remained effective for a period of at least 180 consecutive days (or such shorter period in which all Registrable Securities of the Registering Holders included in such registration have actually been sold thereunder), provided that such registration shall not be considered a Demand Registration if, after such registration statement becomes effective, such registration statement (or the use of the related prospectus) is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, and (B) if in connection with an underwritten offering, all customary conditions in the applicable underwriting agreement shall have been satisfied, other than any failure primarily due to an act, omission or misrepresentation of the Holder(s) participating therein; or

(ii)           if due to the Demand Maximum Offering Size provision of Section 2.01(e) hereof, less than 75% of the Registrable Securities of the Requesting Holders sought to be included in such registration are actually included in such registration.

(e)           If a Demand Registration involves an underwritten public offering and the managing underwriter advises the Requesting Holders that, in its view, the number of shares that the Registering Holders propose to include in such registration exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Demand Maximum Offering Size”), the Company shall include in such registration, in the priority listed in this Section 2.01(e), up to the Demand Maximum Offering Size:

(i)            first, all Registrable Securities requested to be registered by the Requesting Holders and all Registrable Securities requested to be included in such registration by any other Registering Holders (allocated, if necessary for the offering not to exceed the Demand Maximum Offering Size, pro rata among such Requesting Holders and other Registering Holders on the basis of the relative number of Registrable Securities so requested to be included in such registration by each); and

(ii)           second, any shares of Common Stock proposed to be registered by the Company for its own account.

(f)            The Company may defer the filing (but not the preparation) of a registration statement required by Section 2.01 hereof until a date not later than 90 days after the date of the request to file such registration statement if (i) at the time the Company receives the request to register shares, the Company is engaged in confidential negotiations or other confidential business activities or the Board of Directors of the Company determines that the Company is at such time otherwise in possession of material non-public information with respect to the Company, in each case, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board of Directors of the Company determines in good faith that such public disclosure at that time would be materially detrimental to the Company and its stockholders (other than, if applicable, the Holders requesting such registration), or (ii) prior to receiving the request to register shares, the Board of Directors of the Company had resolved to effect a registered underwritten public offering of Company equity securities for the Company’s account and the Company had taken substantial steps (including selecting a managing underwriter for such offering) and is actively proceeding with reasonable diligence to effect such offering.  A deferral of the filing of a registration statement pursuant to this Section 2.01(f) shall be lifted, and the requested registration statement shall be filed forthwith, if, in the case of a deferral pursuant to clause (i) of the preceding sentence, the negotiations or other activities are terminated or publicly disclosed (or such material non-public information has been publicly disclosed), or, in the case of a deferral pursuant to clause (ii) of the preceding sentence, the proposed registration for the Company’s account is abandoned.  In order to defer the filing of a registration statement pursuant to this Section 2.01(f), the Company shall promptly (but in any event within 7 days), upon determining to seek such deferral, deliver to each Holder requesting such registration a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 2.01(f) and (unless such Holder had previously requested in writing that the Company not disclose to it such information under this paragraph) a general statement of the reason for such deferral and an approximation of the anticipated delay (to the extent it shall be legally permissible for the Company to so disclose such information to such Holder).  The Company may defer the filing of a registration statement pursuant to clause (ii) of the first sentence of this Section 2.01(f) twice in any 360-day period and the period of deferrals shall not exceed 180 days in the aggregate over any 360-day period.  In the event of any deferral pursuant to this Section 2.01(f) lasting longer than 60 days, the holders of Registrable Securities initially requesting such Demand Registration shall be entitled to withdraw such request, and if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such registration.

2.02        Piggyback Registration.

(a)           If the Company proposes to register any equity securities under the Securities Act (other than pursuant to Section 2.01 hereof and other than (i) a registration on Form S-4 related to a merger, business acquisition or business combination involving the Company, (ii) a registration on Form S-8 relating to a Company equity compensation plan for directors or employees of the Company and its subsidiaries, (iii) a registration on Form S-3 filed as contemplated by the certain registration rights agreement, dated April 29, 2011, executed by the Company and covering exclusively the Company’s Series A Mandatorily Redeemable Preferred Shares, (iv) a registration by the Company for the exchange of securities where the securities are not being sold by the Company for cash, and (v) a registration relating to a corporate reorganization pursuant to Rule 145 promulgated under the Securities Act, the Company shall at each such time give prompt written notice at least 21 days prior to the anticipated filing date of the registration statement relating to such registration to each Holder, which notice shall offer such Holder the opportunity to include in such registration statement all or any portion of the Registrable Securities held by such Holder (a “Piggyback Registration”), subject to the limitations set forth herein.  Upon the request of any such Holder made within 14 days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Holder), the Company shall use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Holders, to the extent required to permit the disposition of the Registrable Securities so to be registered; provided that if such registration involves an underwritten public offering, all such Holders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters on the same terms and conditions as apply to other selling stockholders and the Company (including pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter; provided that no Holder will be required to sell upon exercise of the over-allotment option more than the proportionate amount of Registrable Securities that such Holder has requested the Company to include in such offering) and consistent with the provisions of this Agreement (including Sections 2.07, 2.08, 2.09 and 2.10 hereof); provided, however, that no such Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Person’s ownership of its Registrable Securities to be transferred free and clear of all liens, claims and encumbrances, (ii) such Person’s power and authority to effect such transfer, and (iii) such matters as may be reasonably requested pertaining to such Person’s compliance with securities laws; provided further, however, that the obligation of such Holder to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling Registrable Securities, and the liability of each such Person shall be in proportion thereto, and provided further, that such liability shall be limited to the net amount received by such Holder from the sale of its Registrable Securities pursuant to such offering.  If, at any time after giving notice pursuant to this Section 2.02(a) of its intention to register any shares and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason or for no reason not to register such shares, the Company shall give notice to all such Holders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration.  No registration effected under this Section 2.02 shall relieve the Company of its obligations to effect a registration to the extent required by Section 2.01 hereof.  The Company shall be liable for and pay all Registration Expenses in connection with each Piggyback Registration, regardless of whether such registration is effected.

(b)           If a Piggyback Registration involves an underwritten public offering (for the avoidance of doubt, other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2.01(e) hereof shall apply) and the managing underwriter advises the Company that, in its view, the number of shares that the Company and selling Holders propose to include in such registration exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Piggyback Maximum Offering Size”), the Company shall include in such registration, in the following priority, up to the Piggyback Maximum Offering Size:

(i)            first, such number of shares proposed to be registered for the account of the Company, if any, as would not cause the offering to exceed the Piggyback Maximum Offering Size; and

(ii)           second, all Registrable Securities requested to be included in such registration by any Holders pursuant to this Section 2.02 and all shares owned by Persons exercising registration rights with respect to such registration (which rights shall not have been granted in violation of this Agreement), if any (allocated, if necessary for the offering not to exceed the Piggyback Maximum Offering Size, pro rata among such Holder(s) and Person(s) based on the relative number of Registrable Securities and shares requested to be included in the Piggyback Registration).

(c)           Promptly after the expiration of the 14-day period referred to in Section 2.02(a) hereof, the Company will notify all Holders of Registrable

Securities of the number of shares of Registrable Securities requested to be registered in such Piggyback Registration and, if such Piggyback Registration is an underwritten offering, the underwriter’s estimated sales price range (the “Piggyback Sales Price Range”) for the Registrable Securities to be sold in such Piggyback Registration.  In the event that the actual sales price of the Registrable Securities in any underwritten offering is 90% or less than the low end of the Piggyback Sales Price Range, any Holder of Registrable Securities may revoke his, her or its request to include his, her or its Registrable Securities in such Piggyback Registration prior to any time of sale without liability to the Company or any other Holder of Registrable Securities or any other Person that holds securities of the Company.

2.03        Shelf Registrations.  If the Initial Holder requests a registration under the Securities Act of all or any portion of their Registrable Securities on Form S-3 pursuant to Rule 415 (a “Shelf Registration”) and the Company is qualified to do so, the Company shall use its reasonable efforts to cause the Shelf Registration to be declared effective under the Securities Act as soon as practicable after filing, and once effective, the Company shall cause the Shelf Registration to remain effective for a period ending on the earlier of (i) the date on which all Registrable Securities included in such registration have been sold or distributed pursuant to the Shelf Registration and (ii) the 144 Date.  The Company shall, from time to time, supplement and amend the Shelf Registration if required by the Securities Act, including rules, regulations or instructions applicable to the registration form used by the Corporation for such Shelf Registration; provided, however, that (i) the Shelf Registration and (ii) any offering of Registrable Securities using such Shelf Registration after the initial Shelf Registration and requiring the preparation and filing of a prospectus supplement shall, in the case of each of (i) and (ii), count as a permitted Demand Registration hereunder and be subject to the requirements of Section 2.01 hereof.  For the avoidance of doubt, at any time that the Company is eligible to use Form S-3, the Company may effect any registration under this Agreement using Form S-3 or any successor form thereto.

2.04        Subsequent Registration Rights.  The Company shall not enter into any agreement with respect to any equity securities that grants or provides holders of such securities with registration rights that have terms more favorable than the registration rights granted to holders of the Registrable Securities in this Agreement unless similar rights are granted to holders of Registrable Securities.

2.05        Acknowledgement.  The Company acknowledges that its covenants and agreements set forth in this Agreement are in addition to, and not in substitution of, any covenants and agreements that may otherwise run in favor of a Holder or its Affiliates.

2.06        Registration Procedures.  Whenever any Holders request that any Registrable Securities be registered pursuant to Section 2.01, Section 2.02 or Section 2.03 hereof, the Company shall (subject to the provisions of such Sections) effect the registration of such Registrable Securities in accordance with the Holders’ respective intended method of disposition thereof as quickly as practicable and, in connection with any such request:

(a)                                 The Company shall as expeditiously as reasonably possible prepare and file with the SEC a registration statement on a form for which the Company then qualifies and that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the Holders’ respective intended method of distribution thereof, and promptly prepare and file with the SEC such necessary or appropriate amendments and supplements, and take such other action, to cause such filed registration statement to become and remain effective for a period of not less than 180 days (or such shorter period in which all of the Registrable Securities of the Holders included in such registration statement shall have actually been sold thereunder).

(b)                                 Prior to filing a registration statement or prospectus or any amendment or supplement thereto, the Company shall furnish to each participating Holder and each underwriter, if any, of the Registrable Securities covered by such registration statement, copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to such Holder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder.

(c)                                  After the filing of the registration statement, (A) the Company shall as promptly as practicable (i) cause the related prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in such registration statement or supplement to such prospectus, (iii) notify each Holder holding Registrable Securities covered by such registration statement when such registration statement shall have been declared effective by the SEC, and (iv) notify each Holder holding Registrable Securities covered by such registration statement of any stop order issued by the SEC or any state securities commission, and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered and (B) each Holder whose Registrable Securities are covered by a registration statement shall comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with such Holder’s intended methods of disposition set forth in such registration statement or supplement to such prospectus.

(d)                                 The Company shall (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as necessary, in the opinion of counsel to the Company, or as reasonably requested by the Holder, to permit the Holder holding such Registrable Securities to dispose of such securities pursuant to such Holder’s intended plan of distribution and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition of the Registrable Securities owned by such Holder in accordance with the intended methods of disposition; provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.06(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(e)                                  The Company shall as promptly as practicable notify each Holder holding Registrable Securities covered by a registration statement of the occurrence of an event or other circumstance requiring the preparation of a supplement or amendment to the related prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly prepare and make available to each such Holder and file with the SEC any such supplement or amendment.

(f)                                   The Board of Directors of the Company shall have the right to select the underwriter or underwriters in connection with any public offering described in Section 2.02 hereof.  In connection with any public offering of Registrable Securities pursuant to Section 2.01 hereof that is to be underwritten, the Holders owning at least 51% of the Registrable Securities of the Registering Holders to be registered in such offering shall select the underwriter or underwriters (which underwriter(s) shall be reasonably acceptable to the Company, with confirmation of such acceptability not to be unreasonably conditioned, withheld or delayed).  In connection with any public offering contemplated by this Article 2 that is to be underwritten, the Company shall enter into customary agreements (including an underwriting agreement in customary form, which shall include customary representations, warranties, covenants, indemnification provisions and “lock-up”/holdback provisions of the Company in favor of the underwriters, provided that any obligations of Holders shall be consistent with the provisions of this Agreement), and take all such reasonable other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such public offering, including (if necessary) the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.  Each Holder participating in such underwriting shall also enter into such agreement described in the previous sentence, provided that the scope of the indemnity from Holders in favor of the underwriters and the Company contained in such agreement shall not be more extensive in any material respect than the comparable provisions in this Agreement.

(g)                                  Each Holder agrees, unless otherwise agreed to by the managing underwriter for any underwritten offering pursuant to this Agreement, not to effect any sale or distribution of any equity securities of the Company or securities convertible into or exchangeable or exercisable for equity securities of the Company, including any sale under Rule 144 under the Securities Act, during the 10 days prior to the date on which an underwritten registration pursuant to Article II hereof has become effective and until 90 days after the effective date of such underwritten registration, except as part of such underwritten registration or to the extent that such Holder is prohibited by applicable law from agreeing to withhold securities from sale or is acting in its capacity as a fiduciary or an investment advisor.  Without limiting the scope of the term “fiduciary,” a holder shall be deemed to be acting as a fiduciary or an investment adviser if its actions or the securities proposed to be sold are subject to the Employee Retirement Income Security Act of 1974, the Investment Company Act of 1940 or the Investment Advisor Act of 1940, or if such securities are held in a separate account under applicable insurance law or regulation.

(h)                                 Upon execution of customary confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by any Holder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Article 2 and any attorney, accountant or other professional retained by any such Holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.  Records that the Company determines, in good faith, to be confidential or privileged and that it notifies the Inspectors are confidential or privileged shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by law.

(i)                                     In connection with each such registration for an underwritten public offering, the Company shall cause to be furnished to each Holder and underwriter participating therein a signed counterpart, addressed to such Persons, of (i) opinions of counsel to the Company and (ii) “comfort letters” from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions of counsel or comfort letters in connection with consummation of similar transactions.

(j)                                    The Company shall otherwise comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable and consistent with its ordinary and customary practice as of the date of this Agreement, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(k)                                 The Company may require each Holder with Registrable Securities proposed to be included in such registration, by written notice given to each such Holder not less than 10 days prior to the filing date of such registration statement, to, and each such Holder shall, promptly furnish in writing to the Company such information regarding such Holder and its distribution of Registrable Securities as the Company may reasonably request as being legally required in connection with such registration.  The Company shall file, as promptly as reasonably practicable, such supplements and/or amendments from time to time to any registration statement or prospectus as may be requested by a Holder from time to time in writing to reflect changes in the list of selling securityholders contained in such registration statement or prospectus.

(l)                                     Each Holder agrees that, upon receipt of any written notice from the Company of the occurrence of any event or other circumstance requiring the preparation of a supplement or amendment of a prospectus relating to the Registrable Securities covered by a registration statement that is required to be delivered under the Securities Act so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or to make the statements therein not misleading, such Holder shall (i) forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemented or amended prospectus, and (ii) if so directed by the Company, such Holder shall deliver to the Company all copies, other than any permanent file copies then in such Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.  If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 2.06(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.06(e) hereof to the date when the Company shall make available to such Holder a prospectus supplemented or amended to conform with the requirements of Section 2.06(e) hereof.

(m)                             The Company shall use reasonable best efforts to list all Registrable Securities covered by such registration statement on the principal securities exchange or quotation system on which the Common Stock is then listed or traded.

(n)                                 In connection with each such registration for an underwritten public offering where the aggregate proceeds (net of underwriting discounts and commissions) from the sale of Registrable Securities in such offering are estimated to be $40 million or more, the Company shall have appropriate officers of the Company (i) prepare and make customary presentations at any customary “road shows” and before analysts and rating agencies, as the case may be, and (ii) otherwise use their reasonable efforts to cooperate as requested by underwriters in the offering, marketing or selling of the Registrable Securities.

(o)                                 If requested by a Holder, the Company shall include in any registration statement or prospectus naming such Holder language to the effect that such Holder’s participation in such offering does not constitute an endorsement or recommendation by such Holder or any of its Affiliates of the Company or any of the Company’s securities (or the investment quality thereof) or create any inference that such

Holder or any of its Affiliates would necessarily help the Company meet any financial or other requirements.

(p)                                 The Company take all reasonable actions to ensure that any free-writing prospectus, as defined in Rule 405, utilized in connection with any Demand Registration or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.07                        Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Holder, such Holders’ officers, directors, employees, managers, members, partners and agents, and each Person, if any, who controls any such Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, “Damages”) insofar as such Damages shall have been caused by, based upon, arose out of, resulted from or related to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (or preliminary prospectus) relating to the Registrable Securities owned by such Holder (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages shall have been caused by, based upon, arose out of, resulted from or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by such Holder or on such Holder’s behalf expressly for use therein.

2.08                        Indemnification by the Participating Holders.  Each Holder with Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless, from and against all Damages, the Company, its officers, directors, representatives and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, but only insofar as such Damages shall have been caused by or based upon (i) any untrue statement of a material fact contained in any registration statement or prospectus (or preliminary prospectus) relating to the Registrable Securities owned by such Holder or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case under clause (i) and (ii) of this Section 2.08, only to the extent such untrue statement or omission was based upon information furnished in writing to the Company by such Holder or on such Holder’s behalf expressly for use in such prospectus (or preliminary prospectus) or registration statement (or amendment or supplement thereto).  No Holder shall be liable under this Section 2.08 for any Damages in excess of the net proceeds realized by such Holder in the sale of Registrable Securities of such Holder to which such Damages relate.

2.09                        Conduct of Indemnification Proceedings.  If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 2, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Party shall have the right to retain its own separate counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party shall have agreed in writing to the retention of such counsel at its expense or (ii) in the reasonable judgment of outside counsel to such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Indemnifying Party shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld or delayed, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against all indemnified Damages (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), no Indemnifying Party shall effect any settlement of any pending or threatened claim in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.  Without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), no Indemnified Party shall effect any settlement of any pending or threatened claim in respect of which any Indemnifying Party is or could have been a party and indemnity could have been sought hereunder by such Indemnifying Party.

2.10                        Contribution.

(a)                                 If the indemnification provided for in this Article 2 is unavailable to the Indemnified Parties or insufficient in respect of any Damages (other than by reason of the exceptions provided herein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages, as between the Company on the one hand and each such Holder on the other, (i) in such proportion as is appropriate to reflect the relative fault of the Company and of each such Holder in connection with such statements or omissions, as well as any other relevant equitable considerations; provided, that, for purposes of this clause (i), the relative fault of the Company on the one hand and of each such Holder on the other shall be determined by reference to whether the untrue (or alleged untrue, in the case of the Company) statement of a material fact or the omission (or alleged omission, in the case of the Company)  to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and of each such Holder on the other, from their sale of Registrable Securities; provided that, for purpose of this clause (ii), the relative benefits received by each such Holder shall be deemed not to exceed the amount received by such Holder.

(b)                                 The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.10 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.  The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 2.10, no Holder shall be required to contribute any amount in excess of the amount by which the net proceeds realized by such Holder in the sale of Registrable Securities of such Holder to which such Damages relate exceeds the amount of any Damages that such Holder has otherwise been required to pay by reason of such untrue statement or omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  Subject to the foregoing and as among the Holders, each Holder’s obligation to contribute pursuant to this Section 2.10 is several in the proportion that the proceeds of the offering received by such Holder bears to the total proceeds of the offering received by all such Holders and not joint.

2.11                        Termination of Registration Rights.  The Company’s obligations with respect to any Holder under this Article II to register its securities for sale under the Securities Act shall terminate on the first date on which no shares of Registrable Securities are held by such Holder or such Holder’s controlled Affiliates or their respective permitted transferees and assigns.

ARTICLE III

OTHER PROVISIONS AND MISCELLANEOUS

3.01                        Rule 144.  The Company agrees to cause the conditions of Rule 144(c) under the Securities Act to be satisfied with respect to the Company at all times during which any of the Registrable Securities are outstanding.  Upon reasonable request, the Company shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements.

3.02                        Binding Effect; Assignability; Benefit.

(a)                                 (i)                                     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, legal representatives and permitted assigns; provided that rights granted to any Holder hereunder may only be assigned in connection with a transfer of Registrable Securities to the assignee in accordance with Section 3.02(a)(ii); and provided further that an Initial Holder’s demand registration rights under clause (y) of the first paragraph of Section 2.01(a) may be assigned to one or more controlled Affiliates of an Initial Holder without the Company’s prior written consent but may not be assigned to any other Person without the Company’s prior written consent.  The Company shall not assign this Agreement, in whole or in part.  Any purported assignment not in accordance with this Agreement shall be null and void.

(ii)                                  Each Holder agrees not to transfer any portion of its Registrable Securities unless (A) there is then in effect a registration statement under the Securities Act covering such proposed transfer or (B) such transfer is made in accordance with Rule 144 under the Securities Act or another available exemption from registration under the Securities Act.  In connection with any transfer of Registrable Securities described in clause (B) of the preceding sentence, subject to the second proviso in Section 3.02(a)(i), the transferring Holder may also assign to the transferee rights and obligations under this Agreement with respect to any Registrable Securities so transferred, and upon the Company’s receipt from the assignee a completed and executed Joinder substantially in the form of Exhibit A hereto, such assignee will be deemed to also be a Holder under this Agreement.

(b)                                 Nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than the parties hereto, their respective successors, legal representatives and permitted assigns, and Indemnified Parties under Sections 2.07, 2.08, 2.09 and 2.10 hereof), any rights or remedies under or by reason of this Agreement.

3.03                        Notices.  All notices, requests and other communications to any party shall be in writing and shall be delivered in person, sent by reputable overnight courier service, or sent by facsimile transmission, if to the Company, to Universal American Corp., 6 International Drive, Rye Brook, NY 10573-1068;  Attention: General Counsel; Facsimile:  (914) 934-0700,

if to the any Holder, at its address set forth in Schedule I,

or, in each case, at such other address or fax number as such party may hereafter specify for the purpose of notices hereunder by written notice to the other party.  All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.  Any notice, request or other written communication sent by facsimile transmission shall be confirmed by personal delivery or by reputable overnight courier, made within 2 Business Days after the date of such facsimile transmissions.

3.04                        Waiver; Amendment.  Except as otherwise provided herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power or privilege.  No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective.  Except as otherwise provided herein, no provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company and Holders holding more than 51% of the Registrable Securities held by the Holders.

3.05                        Fees and Expenses.  Each party shall pay its own costs and expenses incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and (except as otherwise provided herein or separately agreed in writing) the transactions contemplated hereby and all matters related hereto.  In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

3.06                        Governing Law; Jurisdiction; Enforcement; Waiver of Jury Trial.

(a)                                 All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York.

(b)                                 Each of the parties hereto irrevocably agrees that any legal action or proceeding that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be brought and determined exclusively in any state courts of New York County of the State of New York, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any federal District Court sitting in New York City.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any such action in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereto irrevocably consents to process being served by any party to this Agreement in any legal action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 3.03 without prejudice to the right of any party to serve process pursuant to applicable laws.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.

(c)                                  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including in the courts of New York County of the State of New York or in the United States District Court for the Southern District of New York), without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(d)                                 Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

3.07                        Cumulative Remedies.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

3.08                        Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto, or between any of them, with respect to the subject matter hereof.

3.09                        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

3.10                        Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This agreement may be executed and delivered by facsimile or .pdf transmission.

3.11        Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNIVERSAL AMERICAN CORP.

By:	/s/ Robert A. Waegelein
	Name:	Robert A. Waegelein
	Title:	Executive Vice President &
Chief Financial Officer

INITIAL HOLDER:

PARTNERS HEALTHCARE SOLUTIONS
HOLDINGS, L.P.

By:	/s/ Gregory W. Scott
	Name:	Gregory W. Scott
	Title:	President and Chief Executive
Officer

[Signature Page to Registration Rights Agreement]

SCHEDULE I

Addresses for Notices to Initial Holder

Partners Healthcare Solutions Holdings, L.P.

c/o GTCR Golder Rauner II, L.L.C.
300 N. LaSalle Street
Suite 5600
Chicago, Illinois 60654
Telecopy:  (312) 38202201
Attention:  David S. Katz and Joseph P. Nolan

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Telecopy:  (312) 862-2200

Attention: Margaret A. Gibson, P.C. and Jason D. Osborn

EXHIBIT A

[FORM OF] JOINDER

[Date]

Universal American Corp.
6 International Drive
Rye Brook, NY 10573-1068
Attention:  General Counsel

Ladies and Gentlemen:

Reference is made to the Registration Rights Agreement, dated as of [Date] (the “Agreement”), with Universal American Corp. (the “Company”).  Capitalized terms used and not otherwise defined herein are used herein as defined in the Agreement.

The undersigned (“Transferee”) hereby: (i) acknowledges receipt of and its review of a copy of the Agreement; (ii) notifies the Company that, on [Date], Transferee acquired from [insert name of assigning Holder] (pursuant to a private transfer that was exempt from the registration requirements under the Securities Act) [describe the Registrable Securities that were transferred] (the “Transferred Securities”) and an assignment of such transferor’s rights under the Agreement with respect and to the Transferred Securities, and the Transferee has assumed from such transferor the liability for any and all obligations under the Agreement related to the Transferred Securities; and (iii) agrees to be bound by all terms of the Agreement with respect to the Transferred Securities applicable to a Holder of such Transferred Securities as if the Transferee was an original signatory to the Agreement.

Notices to the Transferee for purposes of the Agreement may be addressed to: [                      ], [                      ], Attn: [              ], Fax: [                ].

This document shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State.

[Transferee]

[By:]
Name:
[Title]

cc: [Transferor]